Exhibit 10.4

CONTANGO OIL & GAS COMPANY

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Stock Award Agreement (this “Agreement”) is made as of [   ] (the “Effective Date”), by and between Contango Oil & Gas Company, a Texas corporation (the “Company” or “MCF”), and [    ] (the “Participant”).  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meaning ascribed to them in the Third Amended and Restated 2009 Incentive Compensation Plan, as adopted (as the same may be further amended, restated or otherwise modified from time to time, (the “Plan”)).

WHEREAS, the Participant is an Employee, and the Participant’s continued engagement is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, the Board has determined that the Company shall make certain Grants to the Participant under the Plan, in furtherance of the purposes of the Plan of strengthening the desire of Employees to continue their employment with the Company and by securing other benefits for the Company;

WHEREAS, this Agreement shall represent the Grant of a Performance Stock Unit Award (referred to herein as “Performance Stock” or “Award”), which is an Other Stock-Based Award under the Plan;

WHEREAS, the Company desires to confirm the Award and to set forth the terms and conditions of such Award, and the Participant desires to accept such Award and agree to the terms and conditions thereof, as set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Part I: Grant of Performance Stock Unit Award

1)	Grant of Restricted Performance Stock Units. The Company hereby confirms a grant, under and pursuant to the Plan, to the Participant as of the Effective Date of [ ] Performance Stock Units that will conditionally vest based on the performance conditions noted below (the “Performance Stock”).
2)	Performance Vesting Terms. The Performance Stock is conditionally granted as a target award (the “Target Award”) of which 0% to [ ]% of such Target Award may be earned based attainment on of the performance goals described below over the performance period (the “Performance Period” described below), and in consideration for the services which the Participant is to render the Company over the vesting period during the Performance Period. The Performance Stock is subject to all of the terms and conditions set forth in this Agreement and the Plan.
a)	The Performance Period begins [ ] and ends [ ]. During this period, the Company’s Total Shareholder Return (“TSR”, as further defined below) will be measured against the TSR of the following 12 peer companies (the “Peer Companies”):

[ ]

b)	Any Peer Company filing for bankruptcy during the Performance Period shall be moved to the bottom of the group (i.e. -100% TSR). Any Peer Company that is acquired, merged, sells all or substantially all of its assets, ceases to be publicly traded or is otherwise involved in a transaction that makes it an improper comparison for the Company during the Performance Period shall be removed from the comparison group.
c)	At the end of the Performance Period, the TSR for MCF and each of the Peer Companies will be calculated and ranked highest to lowest, with a percentile rank assigned to each Peer Company, and associated payout as percentage of the Target Award granted as set forth in the table contained within section 2(d) (the “Payout as % of Target”). For performance ranks between those listed below, a proportionate fraction of the Payout as % of Target will be applied.

TSR = End of Period Share Price (1) – Beginning of Period Share Price (2) + Dividends (3)
Beginning of Period Share Price (2)

(1)	Calculated as the twenty-day volume weighted average of the high and low stock price (VWAP) during the last twenty days of the Performance Period.

(2)	$[ ] Share Price

(3)	Assumes dividends are reinvested on a daily basis.
d)	[Any applicable multipliers]

e)	Continuous Performance Required: Provided Participant continues to provide continuous service as an Employee of the Company through the end of the Performance Period, the Earned Performance Stock will be vested on the last day of the Performance Period.
3)	Adjustments to Performance Stock. The Board or a committee thereof may make adjustments to the performance goals set forth above as set forth in the Plan, including appropriate adjustments to the Peer Companies to reflect events not addressed herein.
4)	Rights of Performance Stock Holders. Performance Stock are not shares of Company Stock and have no voting rights or, except as described in this paragraph, dividend rights. With respect to each share of Performance Stock, the Participant is also awarded Dividend Equivalents with respect to one share of Company Stock, which means that, in the event that the Company declares and pays a cash dividend on its outstanding Company Stock and, on the record date for such dividend, the Participant holds Performance Stock that has not been settled or forfeited pursuant to the terms of this Agreement, then the Participant will be credited on the books and records of the Company with an amount equal to the amount per share of any such cash dividend for each outstanding share of Performance Stock. Any Dividend Equivalent credited to the Participant will be subject to the same vesting and adjustment provisions (or forfeiture provisions, if applicable) as the underlying share of Performance Stock to which the Dividend Equivalent relates. The Company will pay in cash to the Participant an amount equal to the Dividend Equivalents credited to such Participant, adjusted as necessary to reflect the number of Earned Performance Stock at the same time as the Earned Performance Stock is settled in accordance with Section 6 below. For purposes of clarity, if Performance Stock is forfeited by the Participant, then the Participant shall also forfeit the Dividend Equivalents accrued with respect to such Performance Stock.
5)	Separation from Service. Except as set forth in the following sentence or as otherwise provided in any Company severance plan or agreement, in the event Participant incurs a separation from service for any reason prior to the end of the Performance Period, the Participant shall forfeit all of the shares of the Performance Stock which have not vested as of the date of the separation from service. Notwithstanding the foregoing, if the Participant’s employment is terminated (i) by reason of the Participant’s death or (ii) because the Participant is determined by the Board or Committee to be Disabled (which shall be defined as the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months), then the Award shall remain outstanding and a pro-rated portion of any Earned Performance Stock shall vest based on actual performance over the Performance Period, with such pro-rated portion determined based on the number of full months of the Participant’s continuous service during the Performance Period out of the number of full months in the Performance Period. Vesting and settlement of shall not be accelerated and such Awards shall remain subject to achievement of the performance criteria set forth in Section 2 above. The Company and Participant agree that the pro-rata continued vesting provisions set forth in this Section 5 shall apply to any outstanding grants of Performance Stock previously awarded to Participant in the event of the Participant’s death or Disability prior to settlement of such Grants.

6)	Payment of Performance Stock. Except as set forth in Section 12 below, payment for Earned Performance Stock will be made solely in shares of Company Stock, which will be issued to the Participant as promptly as practicable after the Board (or a committee thereof) has certified the attainment of the Company’s performance (which such payment and certification shall occur no later than sixty (60) days following the end of the Performance Period).

Part II: Provisions Applicable to the Award

7)	Restriction on Transfer. Except for the transfer of the shares subject to this Agreement to the Company or its assignees contemplated by this Agreement, no portion of the Award or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until such shares subject to this Agreement vest and are thereby released from all forfeiture provisions in accordance with the provisions of this Agreement.
8)	Tax Withholding. The Company may require the Participant to pay to the Company (or the Company’s subsidiary if the Participant is an employee of a subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that the Participant incurs as a result of the Award. With respect to any required tax withholding, the Participant may (a) direct the Company to withhold from the shares of Company Stock to be issued to the Participant under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company shares of Company Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If the Participant desires to elect to use the stock withholding option described in subparagraph (a), the Participant must make the election at the time and in the manner the Company prescribes. In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Participant must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
9)	Investor Representations. Participant agrees that any Company Stock received pursuant to this Agreement will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations.

10)	Adjustment for Stock Split. All references to the number of shares of the Award in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the shares that may be made by the Company after the date of this Agreement as set forth in Section 5 of the Plan.
11)	Cash in Lieu. At the sole discretion of the Board (or any committee thereof), upon the vesting of any portion of the Performance Stock, the Company may make a cash payment to the Participant in an amount equal to the Fair Market Value of the number of shares that would have otherwise been issued upon such vesting, net of any applicable taxes.
12)	No Guarantee of Employment. Nothing contained in this Agreement shall be deemed to require the Company to maintain the Participant's status as an Employee. Except as may be provided in a written employment contract executed by a duly authorized officer of the Company and approved by the Committee or the Board, the Participant shall at all times be an employee-at-will of the Company and the Company may discharge the Participant at any time for any reason, with or without cause, and with or without severance compensation.
13)	Indemnification. The Participant agrees to hold harmless and indemnify the Company for any and all liabilities resulting to it through violation by the Participant of the warranties and representations made by the Participant in, and other provisions of, this Agreement.
14)	Securities Laws. Participant represents and warrants that Participant understands that Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) may indefinitely restrict transfer of an Award so long as Participant remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available. Notwithstanding any provision of this Agreement to the contrary, the issuance of Company Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Company Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Company Stock may then be listed. In addition, Company Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board of Directors and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Company Stock available for issuance. The Participant agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”) or any stock exchange or quotation system, or any other obligation of the Company or the Participant relating to the Award or this Agreement.

15)	General Provisions.
a)	This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of Texas.
b)	If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
c)	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the Participant at his address shown on the Company's employment records and to the Company at the address of its principal corporate offices (attention: General Counsel) or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.
d)	The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Agreement may not be assigned; however, such rights and obligations shall inure to the benefit of, and be binding upon, the heirs, executors, or administrators of the Participant’s estate.
e)	Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.
f)	The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
g)	The Award has been granted to the Participant under the Plan, a copy of which has been previously provided to the Participant. All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges such prior receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), rules and regulations adopted from time to time thereunder, and by all decisions and determinations of the Board and the Committee made from time to time thereunder.
h)	This Award shall be subject to any clawback or other recovery policy maintained by the Company and its subsidiaries, including, without limitation, any clawback policies required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, or any other applicable law. The Company may seek recovery of an Award to the fullest extent required by any such clawback policy.
i)	The amounts payable pursuant to this Award are intended to comply with Section 409A of the Code or are intended to be exempt from Section 409A of the Code, and this Agreement shall be interpreted accordingly. However, to the extent that a Participant is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Participant’s date of a separation from service (which, for purposes of this Agreement, shall have the meaning given such phrase within Section 409A of the Code) no amount that may constitute a deferral of compensation and is not otherwise exempt from Section 409A of the Code which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Participant’s date of termination or, if earlier, the date of the Participant’s death following such date of termination. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment.
j)	Captions in this Agreement are for convenience of reference only and shall not be considered in the construction hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any requirement of time made hereinabove shall be of the essence of this Agreement.
k)	This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Award, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation, or termination of this Agreement, which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Award, shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by the Participant.
l)	In the event of any conflict or inconsistency between the terms of this Agreement and the terms of an employment agreement between Participant and the Company, the terms of which have been approved by the Committee or the Board, the terms contained in such employment agreement shall govern and control.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above.

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PARTICIPANT
[ ]
CONTANGO OIL & GAS COMPANY
By:/s/ E. JOSEPH GRADY Name: E. Joseph Grady Title:Senior Vice President and CFO